Exhibit 99.1

JAVELIN MORTGAGE INVESTMENT CORP. REPORTS 15.5% ANNUALIZED ROE

FROM TAXABLE REIT INCOME FOR THE QUARTER ENDED MARCH 31, 2013

VERO BEACH, Fla., May 6, 2013 (GLOBE NEWSWIRE) -- JAVELIN Mortgage Investment Corp. (NYSE:JMI) ("JAVELIN" or the "Company") today announced financial results for the quarter ended March 31, 2013.

First Quarter 2013 Highlights and Financial Information

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Estimated taxable REIT income of approximately $5.8 million ($0.77 per Common share) represents 15.5% annualized yield on paid-in capital

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Common dividends of $5.2 million ($0.69 per Common share) were paid

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GAAP income was approximately $11.0 million or $1.46 per Common share

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Average yield on assets was 2.99% and average net interest margin was 1.96%

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As of March 31, 2013, there were 7,500,050 Common shares outstanding

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Book Value (shareholders' equity) as of March 31, 2013 was $138.0 million or $18.40 per Common share outstanding

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Paid-in capital as of March 31, 2013 was $150.0 million or $20.00 per Common share outstanding

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The JAVELIN monthly "Company Update" can be found at www.javelinreit.com

Q1 2013 Results

Taxable REIT Income and Core Income

Estimated taxable REIT income for the quarter ended March 31, 2013 was approximately $5.8 million, which represents an annualized return on paid-in capital of 15.5%. The Company distributes dividends based on its estimate of taxable earnings per Common share, not based on earnings calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Taxable REIT income and GAAP earnings will differ primarily because of the non-taxable unrealized changes in the value of the Company's Non-Agency Securities portfolio and the Company's derivatives, which the Company uses as economic hedges. These unrealized gains/losses are included in GAAP earnings, whereas unrealized valuation changes are not included in taxable income.

GAAP Earnings

For the purposes of computing GAAP net income, the changes in fair value of the Company's Agency Securities are excluded and instead reflected in other comprehensive income.

Dividends

For the quarter ended March 31, 2013, the Company paid dividends of $0.23 per Common share outstanding for each month of the quarter resulting in payments of $5.2 million. The Company had estimated taxable REIT income available to pay dividends of $5.8 million in Q1 2013.

Per Share Amounts

Calculations of per Common share amounts are based on 7,500,050 Common shares outstanding, which remained unchanged throughout the quarter.

Portfolio

As of March 31, 2013, the Company's Agency Securities portfolio consisted of fixed rate Fannie Mae, Freddie Mac and Ginnie Mae mortgage securities valued at $1.1 billion. The Company's Non-Agency Securities portfolio was valued at $136.8 million at quarter end. The annualized yield on average assets was 2.99%, and the annualized cost of funds on average liabilities (including realized cost of hedges) was 1.03% resulting in a net interest margin of 1.96%.

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JAVELIN Mortgage Investment Corp. Reports 15.5% Annualized ROE from Taxable

REIT Income for the Quarter Ended March 31, 2013

May 6, 2013

Portfolio Financing, Leverage and Interest Rate Hedges

As of March 31, 2013, the Company financed its portfolio with approximately $1.1 billion of borrowings under repurchase agreements with a weighted average maturity of 29 days.

The Company's debt to equity ratio, as measured against paid-in capital, was 7.39 to 1, and its ratio of debt to total shareholder equity was 8.04 to 1, each as of March 31, 2013.

The Company had a notional amount of $475.0 million of various maturities of interest rate swap contracts with a weighted average swap rate of 1.6%. The Company had a notional amount of $130.0 million of various maturities of swaptions with a weighted average swap rate of 1.9%.

Management Fee

JAVELIN's management fee is 1.5% (per annum) of gross equity raised up to $1 billion and 1.0% (per annum) of gross equity raised above $1.0 billion.

Regulation G Reconciliation

Taxable REIT income is calculated according to the requirements of the Internal Revenue Code rather than GAAP.  JAVELIN plans to distribute at least 90% of its taxable REIT income in order to maintain its tax qualification as a REIT. JAVELIN believes that taxable REIT income is useful to investors because it is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. However, because taxable REIT income is an incomplete measure of the Company's financial performance and involves differences from net income computed in accordance with GAAP, taxable REIT income should be considered as supplementary to, and not as a substitute for, JAVELIN's net income computed in accordance with GAAP as a measure of the Company's financial performance.  The following table reconciles JAVELIN's results from operations to estimated taxable REIT income for the quarter ended March 31, 2013:

Quarter Ended March 31, 2013 (in thousands)
Net income	$10,976
Net book/tax differences on Non-Agency Securities	(1,726)
Unrealized change in derivatives	(3,444)
Income tax expense	2
Estimated taxable income	$5,808

JAVELIN Mortgage Investment Corp.

JAVELIN is a Maryland corporation that invests primarily in fixed rate Agency and fixed rate and hybrid adjustable rate non-Agency residential mortgage-backed securities. JAVELIN is externally managed and advised by ARMOUR Residential Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”). JAVELIN Mortgage Investment Corp. will elect to be taxed as a real estate investment trust ("REIT") for U.S. Federal income tax purposes, commencing with JAVELIN's taxable year ended December 31, 2012.

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JAVELIN Mortgage Investment Corp. Reports 15.5% Annualized ROE from Taxable

REIT Income for the Quarter Ended March 31, 2013

May 6, 2013

Safe Harbor

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company's most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It

Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website www.javelinreit.com, or by directing requests to: JAVELIN Mortgage Investment Corp., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

CONTACT: James R. Mountain

Chief Financial Officer

JAVELIN Mortgage Investment Corp.

(772) 617-4340

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